                                 KENNETH COLE
                                   NEW YORK

Kenneth Cole Productions, Inc.
152 West 57th Street
New York, NY 10019

                                          April 22, 1998

To our Shareholders:

On behalf of the Board of Directors and management of Kenneth Cole Productions, Inc., I cordially invite you to attend the Annual Meeting of Shareholders on Thursday, May 28, 1998 at 10:00 A.M. at the Company's administrative offices, 2 Emerson Lane, Secaucus, NJ 07094.

The principal matters of business will be the election of six members of the Board of Directors and the ratification of Ernst & Young LLP as the Company's independent auditors. Additional details about the meeting are contained in the accompanying Notice of Annual Meeting and Proxy Statement. Certain directors and executive officers of the Company will be present at the meeting to respond to any questions that you may have. Accompanying the proxy materials is the Company's Annual Report to Shareholders for the year ended December 31, 1997. This report describes certain financial and operational aspects of the Company.

It is important that your shares be represented whether or not you are able to be present at the Annual Meeting. We are gratified by our shareholder's continued interest in Kenneth Cole Productions, Inc. and urge you to complete, sign and date the enclosed proxy card and return it promptly.

We look forward to seeing you at the meeting.

                                          Sincerely,

                                          Kenneth D. Cole
                                          Chairman of the Board of Directors,
                                          President and Chief Executive
                                          Officer

                        KENNETH COLE PRODUCTIONS, INC.

                             152 WEST 57TH STREET
                              NEW YORK, NY 10019

                               ----------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               ----------------

                                 MAY 28, 1998

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Kenneth Cole Productions, Inc. (the "Company"), a New York corporation, will be held on Thursday, May 28, 1998 at 10:00 A.M. at the Company's administrative offices, 2 Emerson Lane, Secaucus, NJ 07094 for the following purposes:

1. To elect six directors, two directors to be elected by the holders of the Company's Class A Common Stock and four directors to be elected by the holders of the Company's Class A Common Stock and the holder of the Company's Class B Common Stock voting together as a single class, to serve for a term of one year;

2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company to serve for the 1998 fiscal year; and

3. To transact such other business as may properly be brought before the meeting in connection with the foregoing or otherwise.

The Board of Directors set April 15, 1998, as the record date for the meeting. This means that shareholders of record at the close of business on that date are the only shareholders entitled to notice of and to vote at the meeting.

To assure your representation at the meeting, you are requested to fill in, date and sign the enclosed proxy, which is solicited by the Company's Board of Directors, and to mail it promptly in the envelope provided. Any shareholder attending the meeting may vote in person even if he or she previously returned a proxy.

                                          By Order of the Board of Directors,

New York, New York                        Stanley A. Mayer
April 22, 1998                            Secretary

                                   IMPORTANT

 A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                        KENNETH COLE PRODUCTIONS, INC.
                             152 WEST 57TH STREET
                              NEW YORK, NY 10019

                               ----------------
              PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
                               ----------------

                                 MAY 28, 1998

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kenneth Cole Productions, Inc., a New York corporation (the "Company"), of proxies to be used at the Annual Meeting of Shareholders (the "Annual Meeting"), to be held at the Company's administrative offices, 2 Emerson Lane, Secaucus, NJ 07094, on Thursday, May 28, 1998 at 10:00 A.M. and at any adjournment or postponement thereof. The approximate date on which this proxy statement, the foregoing notice and the enclosed proxy were first mailed or given to shareholders was April 22, 1998.

  The principal executive offices of the Company are located at 152 West 57th Street, New York, New York 10019.

  Shareholders who execute proxies retain the right to revoke them at any time by notice in writing to the Secretary of the Company, by revocation in person at the Annual Meeting or by presenting a later dated proxy. Unless so revoked, shares represented by proxies received by the Company, where the shareholder has specified a choice with respect to the election of directors or the other proposals described in this proxy statement, will be voted in accordance with the specification(s) so made. In the absence of such specification(s), the shares will be voted FOR the election of all six nominees for the Board of Directors and FOR ratification of the selection by the Board of Directors of Ernst & Young LLP as the Company's auditors for the current year. Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

  The expenses of the solicitation of proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the enclosed form of proxy and this proxy statement, will be paid by the Company. Such solicitation may be made in person or by telephone by officers and employees of the Company. In addition, the Company has retained Corporate Investor Communications, Inc. to assist in the search for, and the distribution of proxies to, beneficial owners of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), held in street name or by other nominees, and will pay such firm a fee of $850, plus reimbursement of direct, out-of-pocket expenses incurred by such firm in such activity. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of Class A Common Stock.

                                    VOTING

  On April 15, 1998 the Company had outstanding 7,519,470 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock") and 5,785,398 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock"). Only holders of record of the Class A Common Stock and the Class B Common Stock at the close of business on that date are entitled to notice of, and to vote at, the Annual Meeting. All of the Class B Common Stock is owned by Kenneth D. Cole, President and Chief Executive Officer of the Company.

  Under New York law and the Company's By-Laws, the presence in person or by proxy of a majority of the outstanding shares of the Class A Common Stock and the Class B Common Stock, in the aggregate, is necessary to constitute a quorum at the Annual Meeting. For these purposes, shares which are present or represented by proxy at the Annual Meeting will be counted regardless of whether the holder of the shares or the proxy fails to vote on a proposal ("abstentions") or whether a broker with authority fails to exercise its authority with respect thereto (a "broker non-vote"). Abstentions and broker non-votes will not be included, however, in the tabulation of votes cast on proposals presented to shareholders. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld (i.e., abstentions and broker non-votes) will have no effect, as directors are elected by a plurality of votes cast. Except as otherwise provided in the Company's Restated Certificate of Incorporation or by law, the holders of the Class A Common Stock and the Class B Common Stock vote together as a single class on all matters to be voted upon at the Annual Meeting and any adjournment thereof, with each record holder of Class A Common Stock entitled to one vote per share of Class A Common Stock, and each record holder of Class B Common Stock entitled to ten votes per share of Class B Common Stock. The Company's Restated Certificate of Incorporation provides that the holders of the Class A Common Stock vote separately as a class to elect 25% (not less than two directors) of the Company's Board of Directors.

  The Board of Directors does not intend to bring any matter before the Annual Meeting except as specifically indicated in the notice, nor does the Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as of April 15, 1998 with respect to the beneficial ownership of the Class A Common Stock and Class B Common Stock, by (i) each beneficial holder of more than five percent of any class of the Company's voting securities, (ii) each director and nominee for director of the Company who owns shares of any class of the Company's voting securities, (iii) the Company's Chief Executive Officer, and each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person listed has sole voting power with respect to the shares beneficially owned by such person.

                               CLASS A COMMON STOCK        CLASS B COMMON STOCK
                               --------------------------  ----------------------
NAME OF                          NUMBER                      NUMBER
BENEFICIAL OWNER                OF SHARES        PERCENT    OF SHARES    PERCENT
----------------               ------------     ---------  ------------ ---------
Kenneth D. Cole(1)............    5,968,731(2)      44.9%     5,785,398     100%
Stanley A. Mayer (1)..........      181,950(3)       2.4
Paul Blum(1)..................      166,602(4)       2.2
Denis F. Kelly................       82,500(5)       1.1
Robert C. Grayson.............       13,541(6)         *
Jeffrey G. Lynn...............       13,334(7)         *
Susan Q. Hudson (1)...........        3,667(8)         *
Harry Kubetz (1)..............            0            *
Baron Capital Group...........      709,500(9)       9.4
State of Wisconsin Investment
 Board........................      700,000(10)      9.3
FMR Corp......................      524,000(11)      7.0
All directors, nominees for
 director and executive
 officers as a group (8
 persons).....................    6,430,325         48.3%     5,785,398     100%

--------
*  Less than 1.0%

(1) The beneficial owner's address is c/o Kenneth Cole Productions, Inc., 152 West 57th Street, New York, NY 10019.

(2) Includes (a) 5,785,398 shares which Mr. Cole has the right to acquire within 60 days upon the conversion of 5,785,398 shares of Class B Common Stock held by Mr. Cole, (b) 100,000 shares held by The Kenneth Cole 1994 Charitable Remainder Trust, of which Mr. Cole is the sole trustee, (c) 50,000 shares held by the Kenneth Cole Foundation of which Mr. Cole is a co-trustee with his wife and (d) 33,333 shares which Mr. Cole has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan.

(3) Includes (a) 29,000 shares which Mr. Mayer has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan and (b) an aggregate of 152,950 shares which Mr. Mayer has the right to acquire within 60 days upon the exercise of options granted to him pursuant to certain stock option agreements with the Company.

(4) Includes 2,000 shares which Mr. Blum has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan.

(5) Includes 32,500 shares which Mr. Kelly has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan. Mr. Kelly's address is c/o Prudential Securities Incorporated, One New York Plaza, New York, NY 10292.

(6) Includes 3,541 shares which Mr. Grayson has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 stock option plan. Mr. Grayson's address is Robert C. Grayson & Associates, Inc., 1 Lafayette Place, Greenwich, CT 06830.

(7) Includes 13,334 shares which Mr. Lynn has the right to acquire within 60 days upon the exercise of options granted to him under the Company's 1994 Stock Option Plan. Mr. Lynn's Address is c/o Dunham's Athleisure Corp., 5000 Dixie Highway, Waterford, Michigan 48329.

(8) Includes 3,667 shares which Ms. Hudson has the right to acquire within 60 days upon the exercise of options granted to her under the Company's 1994 Stock Option Plan.

(9) As reported on Schedule 13(g) as filed with the Securities and Exchange Commission on February 18, 1998.

(10) As reported on Schedule 13(g) as filed with the Securities and Exchange Commission on January 26, 1998.

(11) As reported on Schedule 13(g) as filed with the Securities and Exchange Commission on February 9, 1998.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

  Six Directors are to be elected at the Annual Meeting to serve for a term of one year and until their respective successors have been elected and shall qualify. Each proxy received will be voted FOR the election of the nominees named below unless otherwise specified in the proxy. If any nominee shall, prior to the Meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote in their discretion for a nominee, if any, that may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy. At this time, the Board of Directors of the Company knows of no reason why any nominee might be unable to serve. There are no arrangements or understandings between any director or nominee and any other person pursuant to which such person was selected as a director or nominee.

NOMINEES FOR DIRECTOR

  The Company's Board of Directors has nominated six directors to be elected to the Board of Directors at the Annual Meeting, each of whom is currently a Director of the Company: Kenneth D. Cole, Paul Blum, Stanley A. Mayer, Robert
C. Grayson, Denis F. Kelly and Jeffrey G. Lynn.

  Denis F. Kelly and Jeffrey G. Lynn are the nominees for director for election by the holders of the Class A Common Stock. The other nominees for director will be elected by the vote of the holders of the Class A Common Stock and the holder of the Class B Common Stock voting together as a single class.

  Certain information concerning the nominees is set forth below:

                                                                              YEAR BECAME
NAME                   AGE                PRINCIPAL OCCUPATION                A DIRECTOR
----                   ---                --------------------                -----------
Kenneth D. Cole......   44 President and Chief Executive Officer                 1982
Paul Blum............   38 Executive Vice President, Chief Operating Officer     1994
Stanley A. Mayer.....   50 Executive Vice President, Chief Financial Officer,    1994
                            Treasurer and Secretary
Robert C. Grayson....   53 Management Consultant                                 1996
Denis F. Kelly.......   48 Managing Director, Prudential Securities Inc.         1994
Jeffrey G. Lynn......   48 Chairman, President and Chief Executive Officer,      1995
                           Dunham's Athleisure Corp.

  Kenneth D. Cole has served as the Company's President and Chief Executive Officer since its inception in 1982. Mr. Cole was a founder, and from 1976 through 1982, a senior executive of El Greco, Inc., a shoe manufacturing and design company which manufactured Candie's women's shoes. Mr. Cole is on the Boards of Directors of the American Foundation for AIDS Research ("AmFAR") and H.E.L.P., a New York agency that provides temporary housing for the homeless. In addition, Mr. Cole is a Director and President of each of the wholly-owned subsidiaries of the Company.

  Paul Blum was promoted to Chief Operating Officer in February 1998. He also has served as Executive Vice President of the Company since May 1996 and as Senior Vice President from August 1992 until May 1996. Mr. Blum joined the Company in 1990. From 1982 until 1990, Mr. Blum served as Vice President and was a principal shareholder of The Blum Co., a fashion accessory firm, the assets of which were purchased in 1990 by the Company.

  Stanley A. Mayer has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since March 1988. From 1986 until joining the Company, Mr. Mayer held the position of Vice President-- Finance and Administration of Swatch Watch USA, Inc. Mr. Mayer was the Controller of the Ralph Lauren and Karl Lagerfeld womenswear divisions of Bidermann Industries, USA, Inc. from 1979 until 1986. In addition, Mr. Mayer is the Vice President and Secretary of each of the wholly-owned subsidiaries of the Company.

  Robert C. Grayson is President of Robert C. Grayson & Associates, Inc. and Vice Chairman of Berglass-Grayson, consulting firms. From 1992-1996, Mr. Grayson served initially as an outside consultant to Tommy Hilfiger Corp., a wholesaler and retailer of men's sportswear and boyswear, and later accepted titles of Chairman of Tommy Hilfiger Retail, Inc. and Vice Chairman of Tommy Hilfiger Corp. From 1970 to 1992, Mr. Grayson served in various capacities for Limited Inc., including President and CEO of Lerner New York from 1985 to 1992, and President and CEO of Limited Stores from 1983 to 1985.

  Denis F. Kelly is a Managing Director and the head of the Mergers and Acquisitions Department at Prudential Securities Incorporated since July 1993. From 1991 until 1993, Mr. Kelly was President of Denbrook Capital Corp., a merchant banking firm. Mr. Kelly was at Merrill Lynch from 1980 to 1991, where he served as Managing Director, Mergers & Acquisitions from 1984 to 1986, and then as a Managing Director, Merchant Banking, from 1986 to 1991. Mr. Kelly is a director of MSC Industrial Direct, Inc.

  Jeffrey G. Lynn has been the Chairman, President and Chief Executive Officer of Dunham's Athleisure Corp., a specialty retailer of sportswear, since 1987. Mr. Lynn joined Dunham's Athleisure Corp. in 1985 and served as president until 1987. Prior to 1985, he served as Executive Vice President of the Musicland Group, a specialty retailer of audio/video entertainment software. Mr. Lynn is a director of English Gardens and Fairlane Florists, Inc. and SOL Capital Management Company.

  There are no family relationships among any directors or executive officers of the Company.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES.

NAMED EXECUTIVE OFFICERS

  Kenneth D. Cole, Stanley A. Mayer, Paul Blum, Harry M. Kubetz and Susan Q. Hudson are the named executive officers of the Company. Mr. Blum and Ms. Hudson have entered into employment agreements with the Company as described under the caption "Executive Compensation--Employment Contracts".

  Certain information regarding the named executive officers of the Company, other than Mr. Kubetz and Ms. Hudson, is set forth above.

  Harry M. Kubetz, age 45, has served as Senior Vice President of Operations since joining the Company in April 1996. Prior to joining the Company, Mr. Kubetz was President of "No Fear" Footwear, Inc. from 1994 until 1996. From 1992 until 1994 Mr. Kubetz was Executive Vice President of Asco General Supplies, a Hong Kong company.

  Susan Q. Hudson, age 38, was promoted to Senior Vice President--Kenneth Cole Men's and Kenneth Cole Women's footwear divisions in October 1997. Ms. Hudson had served as Divisional President--Men's Footwear since 1996 and as Vice President in charge of men's footwear since 1990. Prior to joining the Company, Ms. Hudson was at LA Gear, where she served as Regional Sales Manager.

GOVERNANCE OF THE COMPANY

  In accordance with applicable New York law, the business of the Company is managed under the direction of its Board of Directors, which establishes the overall policies and standards for the Company and reviews performance of management. The directors are kept informed of the Company's operations at meetings of the Board of Directors and committees of the Board and through reports, analyses and discussions with management.

  The Board of Directors meets quarterly. In addition, significant communications between the directors and the Company occur apart from the regularly scheduled meetings of the Board of Directors and its Committees. During 1997 there were four regularly scheduled meetings of the Board of Directors. All of the directors attended at least 75% of the aggregate number of meetings of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors of the Company has standing Audit and Compensation Committees; it does not have a standing Nominating Committee.

  The Audit Committee, composed of Mr. Kelly, Mr. Lynn and Mr. Grayson, represents the Board of Directors in discharging its responsibilities relating to the accounting, reporting, financial and internal control practices of the Company. The Committee has general responsibility for reviewing with management the financial and internal controls and the accounting, audit, and reporting activities of the Company. The Committee annually reviews the qualifications and objectivity of the Company's independent auditors, makes recommendations to the Board as to their selection, reviews the scope, fees and results of their audit and is informed of their significant audit findings and management's responses thereto. During 1997, the Audit Committee met two times.

  The Compensation Committee, composed of Mr. Kelly, Mr. Lynn and Mr. Grayson, none of whom are current or former employees of the Company, is responsible for approving salaries, bonuses and other compensation for the Company's Chief Executive Officer and named executive officers, reviewing management recommendations relating to new incentive compensation plans and changes to existing incentive compensation plans, and for administering the Company's 1994 Stock Option Plan, including granting options and setting the terms thereof pursuant to such plan (all subject to approval by the Board of Directors). The Committee conducts an annual review of the performance of the Company's Chief Executive Officer. The Committee is authorized to consult with independent compensation advisors. During 1997, the Compensation Committee met twice.

DIRECTOR COMPENSATION

  Directors who are also employees of the Company are not paid any fees or other remuneration, as such, for service on the Board or any of its Committees.

  Each non-employee director receives a retainer of $3,000 per quarter. In addition, non-employee directors receive $1,000 for each regularly scheduled quarterly Board meeting they attend. The Company's 1994 Stock Option Plan provides that non-employee directors each receive (i) a grant of an option to purchase 5,000 shares of Class A Common Stock upon agreeing to serve as a director, pro rated based upon the number of months remaining until the next annual meeting of shareholders and (ii) an annual grant of an option to purchase 5,000 shares of Class A Common Stock to be made at the first meeting of the Company's Board of Directors following each annual meeting of shareholders. All options granted to non-employee directors are at an initial per share option price equal to 100% of the fair market value of the Class A Common Stock on the date of grant. The options granted to the non-employee directors expire ten years from the date of grant and vest in 50% increments on the first and second anniversaries of the grant. In addition, non-employee directors are reimbursed by the Company for all expenses related to meetings.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based upon a review of the filings furnished to the Company pursuant to Rule 16a-3(e) promulgated under the Securities Exchange Act of 1934 (the "Act") and on written representations from its executive officers, directors and persons who beneficially own more than 10% of the Class A Common Stock, the Company believes that all filing requirements of Section 16(a) of the Act were complied with during the year ended December 31, 1997.

                            EXECUTIVE COMPENSATION

                          SUMMARY COMPENSATION TABLE

  The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer and to each of the Company's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving as executive officers at December 31, 1997 (together, the "Named Executive Officers"), for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1997, 1996 and 1995.

                                                        LONG-TERM COMPENSATION
                                                        ----------------------
                                                                AWARDS
                                                        ----------------------
                              ANNUAL COMPENSATION
                         ------------------------------ RESTRICTED SECURITIES
NAME AND                                   OTHER ANNUAL   STOCK    UNDERLYING       OTHER
PRINCIPAL POSITION  YEAR  SALARY   BONUS   COMPENSATION AWARDS ($) OPTIONS (1) COMPENSATION (2)
------------------  ---- -------- -------- ------------ ---------- ----------- ----------------
Kenneth D. Cole     1997 $600,000 $245,000                            50,000
  President and     1996  500,000                                     50,000
  Chief Executive   1995  500,000                                                   $1,500
  Officer

Paul Blum           1997  300,000  140,000                            20,000           692
  Executive Vice    1996  250,000  175,000                            20,000         1,500
  President & COO   1995  200,000  125,000                           120,000         1,500

Stanley A. Mayer    1997  215,000   93,000                            10,000         1,600
  Executive Vice    1996  200,000  108,000                            10,000         1,500
  President & CFO   1995  175,000  125,000                                           1,500

Harry Kubetz        1997  200,000   20,000                            10,000           633
  Senior Vice       1996  124,658   50,000                             5,000
  President         1995

Susan Q. Hudson     1997  175,000   40,000                             5,000         1,600
  Senior Vice       1996  165,000   40,000                                           1,500
  President         1995  155,000   30,000

  No stock appreciation rights, long-term incentive plan payouts or restricted stock awards, as defined in the applicable regulations of the Securities and Exchange Commission, were awarded to, earned by or paid to any of the Named Executive Officers during any of the last three years.

--------
(1) All per share amounts have been restated to reflect the October 1995 two-for-one stock split, effected in the form of a stock dividend.

(2) Amounts represent the Company's matching contribution to the 401(k) plan.

                          OPTION GRANTS IN LAST YEAR

  The following table sets forth certain information concerning options to purchase Class A Common Stock ("Options") granted during 1997 to the Named Executive Officers:

                      INDIVIDUAL GRANTS (1)
------------------------------------------------------------------
                                                                   POTENTIAL REALIZABLE
                                                                     VALUE AT ASSUMED
                  NUMBER OF  PERCENT OF TOTAL                      RATES OF STOCK PRICE
                  SECURITIES     OPTIONS                             APPRECIATION FOR
                  UNDERLYING    GRANTED TO               EXERCISE     OPTION TERM (2)
                   OPTIONS      EMPLOYEES       PRICE   EXPIRATION ---------------------
NAME               GRANTED       IN YEAR      ($/SHARE)    DATE          5%         10%
----              ---------- ---------------- --------- ---------- --------- -----------
Kenneth D. Cole     50,000         31.9%      $  19.25   4-08-07   $ 605,311 $ 1,533,977
Paul Blum           20,000         12.8%      $  19.25   4-08-07   $ 242,124 $   613,591
Stanley A. Mayer    10,000          6.4%      $  19.25   4-08-07   $ 121,062 $   306,795
Harry Kubetz         5,000          1.9%      $  19.25   4-08-07   $  60,531 $   153,398
Susan Q. Hudson      2,000          1.9%      $  19.25   3-14-07   $  24,212 $    11,359
                     3,000                    $13.8125   9-01-07   $  26,060 $    66,041

--------
(1) All options have a term of 10 years and were granted at a per share price equal to the fair market value of the Class A Common Stock on the date of grant. Option grants of 5,000 or greater are exercisable as to 10%, 30%, 60% and 100% of the shares underlying the options on the second, third, fourth and fifth anniversaries of the date of grant, respectively. Option grants of fewer than 5,000 are exercisable as to one-third of the shares underlying the options on each of the first, second and third anniversaries of the date of grant.

(2) The dollar amounts in these columns are the result of calculations at the five and ten percent rates set by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Class A Common Stock.

      AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES

  The following table sets forth information for the Named Executive Officers regarding the exercise of Options during 1997 and the value of unexercised options as of December 31, 1997.

                                         NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                    SHARES              UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                   ACQUIRED    VALUE    OPTIONS AT YEAR END (#)     AT YEAR END ($)(1)
                  ON EXERCISE REALIZED ------------------------- -------------------------
NAME                  (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----              ----------- -------- ----------- ------------- ----------- -------------
Kenneth D. Cole         0         0       33,333       66,667             0           0
Paul Blum               0         0       52,000      148,000       481,250     735,000
Stanley A. Mayer        0         0      180,950       20,000     2,403,932      13,125
Harry Kubetz            0         0            0       15,000             0       3,125
Susan Q. Hudson         0         0        6,000        5,000        60,375       6,750

--------
(1) The value of unexercised, in-the-money options, is the difference between the exercise price of the options and the fair market value of the Class A Common Stock at December 31, 1997 ($16.0625).

 Compensation Committee Interlocks and Insider Participation

  The Company's Board of Directors approves compensation decisions recommended by the Compensation Committee. Kenneth D. Cole, Paul Blum and Stanley A. Mayer, each of whom are executive officers and directors of the Company, participated in the Board of Directors' deliberations regarding certain executive compensation. Mr. Blum received salary and bonus for 1997 pursuant to his employment agreement with the Company. See "Employment Agreements."

 Employment Agreements

  The Company presently does not have an employment agreement with Mr. Cole. However, the Compensation Committee has established Mr. Cole's annual salary for 1998 at $700,000. In addition, Mr. Cole is eligible to receive an annual incentive bonus in accordance with the criteria established by the Compensation Committee. See "Compensation Committee Report on Executive Compensation."

  In May 1996, the Company entered into an employment agreement with Mr. Blum. The employment agreement provides for his employment as the Company's Executive Vice President through May 30, 1999. Pursuant to this agreement, Mr. Blum received annual compensation in 1997 in the amount of $300,000. In addition, Mr. Blum is entitled to an annual bonus (up to $240,000 in 1997) based on meeting specific personal and/or corporate objectives (33.33% weighting) and (ii) the financial performance of the Company (66.67% weighting) as determined by (a) the percentage increase in 1997 net sales over 1996 net sales (33.33%) and (b) the percentage increase in 1997 earnings per share over 1996 earnings per share (33.33%). For the year ended December 31, 1997, Mr. Blum earned a bonus in the amount of $140,000.

  In the event Mr. Blum's employment is terminated by the Company without "cause," or by him for "Good Reason" (each as defined in the employment agreement), he will be entitled to receive (i) his base salary through the end of the term of the agreement, and (ii) an amount equal to one year's bonus payable in 12 monthly installments. In addition, all outstanding options held by Mr. Blum will immediately vest. In the event such termination occurs after a "Change in Control" of the Company (as defined in the employment agreement), he will receive an additional one year's salary and bonus. These payments are subject to reduction, at the discretion of the Board of Directors, if necessary to ensure that no portion of such compensation would not be deductible for tax purposes by reason of Section 280G of the Internal Revenue Code.

  In October 1997, the Company entered into an employment agreement with Ms. Hudson. The employment agreement, provides for her employment as President-- Men's Division for the Company. Pursuant to this agreement, Ms. Hudson's base salary in 1997 was $175,000 and she is eligible to receive an annual salary adjustment and bonus incentive in accordance with the criteria established by the Compensation Committee. The employment agreement also provides for severance payments to Ms. Hudson in the event that the Company terminates Ms. Hudson's employment during the employment period for any reason other than cause equal to 12 months' salary.

                            COMPENSATION COMMITTEE
                       REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee ("Committee") is responsible for reviewing and approving the Company's compensation policies and the compensation paid to its executive officers, including the Chief Executive Officer and the other Named Executive Officers. The Compensation Committee is comprised of non-employee Directors who have no consulting arrangements or other significant relationships with the Company.

COMPENSATION PHILOSOPHY

  The Compensation Committee's goal is to develop executive compensation policies and practices that are consistent with and linked to the Company's long term goal of maximizing shareholder value. The program is designed to facilitate the long-term success and growth of the Company through the attraction, motivation, and retention of outstanding executives.

  The objectives of the Company's executive compensation programs are to:

  [_]Attract and retain the highest quality executives;

  [_]Inspire and motivate executive officers to increase Company performance;

  [_]Align executive officers' financial interest with those of the Company's long-term investors; and

  [_]Reward executive officers for exceptional individual contributions to the achievement of the Company's objectives.

COMPONENTS OF EXECUTIVE COMPENSATION

  Executive compensation consists of three components: base salary, annual incentive bonuses and long-term incentive awards (stock options). Each compensation component is offered to executives in varying combinations, structured in each case, to meet varying business objectives and to provide a level of total compensation in the top fourth quartile of the range of compensation offered by a comparative group.

  The Committee determines base salary, annual incentive awards and stock option awards for each of the Company's Named Executive Officers based upon the Company's performance and individual performance. The Committee does not apply any specific quantitative formulae in arriving at its compensation decisions on base salary and long-term incentive awards. The Committee does apply specific quantitative formulae, as described below, in arriving at certain of its annual incentive award decisions.

BASE SALARY

  The Compensation Committee reviewed and approved the 1997 base salaries for the Chief Executive Officer and the other Named Executive Officers. Base salaries for these executives are determined annually by evaluating the responsibilities of the position and the Company's performance and the individuals contribution to that performance.

  Compensation levels of executives are analyzed by the Committee through an assessment of prevailing compensation levels among the Company's competitors. The Company's competitors, for this purpose, include selected companies with revenues from $50 million to $500 million and with a market capitalization of at least $50 million.

  In determining a Named Executive Officer's annual base salary, including the salary of the Chief Executive Officer, the Committee takes into account each executive's success in achieving corporate, divisional, and individual performance goals.

ANNUAL INCENTIVE BONUS

  The annual bonus for 1997 for the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer was based on achieving a combination of personal and corporate objectives in accordance with a specific bonus formula developed by the Compensation Committee. The 1997 bonuses were targeted at levels expressed as a percentage of base salary based on (i) the individuals meeting specific personal and/or corporate objectives (33 1/3% weighting) and (ii) the financial performance of the Company (66 2/3% weighting) as determined by (a) the percentage increase in 1997 net sales over 1996 net sales and (b) the percentage increase in 1997 earnings per share ("EPS") over 1996 EPS. The Committee awarded the other Named Executive Officers discretionary annual incentive bonus awards based upon their individual performance and the Company's overall performance.

STOCK OPTIONS (LONG-TERM INCENTIVE AWARDS)

  The Compensation Committee believes stock options are an effective long-term award instrument because they focus management attention on long-term shareholder return through stock price appreciation. Stock option awards are granted in accordance with the Company's 1994 Stock Option Plan and are based on Company and individual performance. The per share exercise price of options granted is equal to the fair market value of Class A Common Stock on the date of grant.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER FOR 1997

  Kenneth D. Cole, the Company's President and Chief Executive Officer, is eligible to participate in the same compensation plans available to the other executive officers. For 1997, the Committee set Mr. Cole's base salary at $600,000 after giving consideration to the continued growth of the Company, Mr. Cole's leadership and management abilities and his ongoing efforts to enhance the long-term value of the Company.

  For 1997, the Committee awarded Mr. Cole an annual incentive award of $240,000 based upon the annual incentive bonus formulae described above.

  In March 1997, in lieu of bonus for 1996, Mr. Cole received 50,000 stock options.

THE $1 MILLION CAP ON DEDUCTIBLE EXECUTIVE COMPENSATION

  The Internal Revenue Code of 1986 prohibits the Company from taking a tax deduction in any year for compensation paid the persons who would be named executive officers in that year in excess of $1 million unless such compensation is "performance-based compensation." The Company did not pay in 1997 any officer compensation which will be subject to the $1 million deduction limitation. The Compensation Committee will take into consideration the $1 million deduction limitation when structuring future compensation packages for the Company's executive officers and, if appropriate and in the best interests of the Company, will conform such packages to permit the Company to take a deduction for the full amount of all compensation.

                                              COMPENSATION COMMITTEE

                                              Robert C. Grayson
                                              Denis F. Kelly
                                              Jeffrey G. Lynn

STOCK PERFORMANCE GRAPH

  The following graph compares the yearly percentage change in the cumulative total shareholder return on the Class A Common Stock during the period beginning on June 3, 1994 (the date on which the Class A Common Stock began trading on the New York Stock Exchange) and ending on December 31, 1997 with the cumulative total return on the Standard & Poor's 500 Composite Index and the Standard & Poor's Footwear Index. The comparison assumes that $100 was invested on June 3, 1994 in the Class A Common Stock in the foregoing indices and assumes the reinvestment of dividends.

                              GRAPH APPEARS HERE


                            [PLOT POINTS TO_COME]

                                                                     CUMULATIVE
                                                                    TOTAL RETURN
                                                                    ------------
Kenneth Cole Productions, Inc. Class A Common Stock................     $268
S & P 500 Composite Index..........................................     $231
S & P Footwear Index...............................................     $182

                 CERTAIN RELATIONSHIPS AND OTHER TRANSACTIONS

  During 1997, the Company made payments of approximately $69,000 to Miller Aviation, Inc., in connection with the hire and use of an aircraft owned by Cole Aeronautics, Inc., of which Kenneth D. Cole is the sole shareholder. All transactions were made on similar terms and conditions that could have been obtained with unrelated third parties.

                      PROPOSAL TWO: SELECTION OF AUDITORS

  Ernst & Young LLP has been selected by the Board of Directors as the independent auditors for the current year. Although shareholder ratification of the Board of Directors' selection is not required, the Board of Directors considers it desirable for the shareholders to pass upon the selection and, if the shareholders disapprove of the selection, to consider the selection of other independent certified public accountants for future years, since it would be impracticable to replace the Company's independent auditors so late in the current year.

  A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS.

                             SHAREHOLDER PROPOSALS

  Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 1999 must be received by December 1, 1998 in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Shareholder proposals should be directed to the Secretary of the Company, at the address of the Company set forth on the first page of this proxy statement.

                          ANNUAL REPORT ON FORM 10-K

  THE COMPANY WILL PROVIDE TO EACH SHAREHOLDER, WITHOUT CHARGE AND UPON WRITTEN REQUEST, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K. ANY SUCH WRITTEN REQUEST SHOULD BE DIRECTED TO INVESTOR RELATIONS, 2 EMERSON LANE, SECAUCUS, NEW JERSEY 07094, OR INVESTRELATIONS@KCOLE.COM.

  Copies of the 1997 Annual Report to Shareholders are being mailed simultaneously with this Proxy Statement. If you want to save the Company the cost of mailing more than one Annual Report to the same address, the Company will discontinue, at your request to the Secretary of the Company, mailing of the duplicate copy to the account or accounts you select.

                                              By Order of the Board of
                                              Directors,

                                              Stanley A. Mayer
                                              Secretary